Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated May 18, 2009 and

Preliminary Prospectus Supplement Dated May 16, 2011

Registration No. 333-159303

Kellogg Company

$400,000,000 3.25% Notes due 2018

Pricing Term Sheet

May 16, 2011

Issuer:	Kellogg Company
Principal Amount:	$400,000,000
Maturity Date:	May 21, 2018
Coupon (Interest Rate):	3.25%
Yield to Maturity:	3.29%
Spread to Benchmark Treasury:	+80 bps
Benchmark Treasury:	UST 2.625% due April 30, 2018
Benchmark Treasury Price and Yield:	100-27+; 2.49%
Interest Payment Dates:	May 21 and November 21, beginning on November 21, 2011
Make-Whole Call:	At any time at a discount rate of Treasury Rate plus 15 basis points
Price to Public:	99.751%
Trade Date:	May 16, 2011
Settlement Date:	May 19, 2011 (T+3)
CUSIP:	487836 BE 7
Anticipated Ratings:*	A3 (Moody’s Investors Service Inc.) BBB+ (Standard & Poor’s Ratings Services) A- (Fitch Ratings)
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC HSBC Securities (USA) Inc.
Co-Managers:	BNP Paribas Securities Corp. Rabo Securities USA, Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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